Exhibit 99.1

Press Release Longchamp-Generic

APPIPHANY TECHNOLGIES ANNOUNCES FRENCH LUXURY GOODS DESIGNER THE LATEST WATCHDOG PROOF OF CONCEPT CLIENT

Salt Lake City, UT August 9th, 2016 (OTCBB – APHD)

Appiphany Technologies (OTC: APHD), an IP Risk Control Company that provides private enterprise with total, integrated brand protection solutions to prevent revenue loss from counterfeiting, product diversion and gray market activities, is pleased to announce to its shareholders that a major luxury goods manufacturer with annual revenues of over 550 Million dollars USD, has agreed to the 30-day proof of concept trial for the Watchdog online brand protection software program.

Appiphany CEO Rob Sargent stated "Due to the sensitive nature of the program we are undertaking with this new client, we are not at this time at liberty to disclose the brand name. However we can state the company is a leader and innovator in luxury leather goods and has been for over 60 years with global reach into over 80 countries. Once again, it is clear the apparel and fashion companies see the Watchdog platform as a very important step in protecting brand integrity. Test programs like these are the essential first step in signing new companies onto our platform and so far a very high percentage of companies that have signed on to a test program with us, have become new clients once they see how valuable this really is"

About Appiphany Technology Holdings Corp.

Appiphany Technologies (IP Risk Control) (http://www.ipriskcontrol.com)
Is a full service brand protection company assisting brand owners in risk management solutions covering all aspects of anti-counterfeiting, diversion and fraud. Over the past 13 years the current core risk managers have specialized in full track and trace supply chain solutions and best-of-breed security technologies with a special focus on Watchdog, our comprehensive internet monitoring service. Although our primary business focus is North and South America, we have expanded our roster to include European clientele as well.
The evolution of the Company will be the expansion of our suite of products to include expanded Brand Protection, Risk Management and Brand Integrity consultancy, as well as support services that will augment our current core software creation.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Appiphany's filings with the SEC, which may identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact Info:
http://www.ipriskcontrol.com

Rob Sargent
info@ipriskcontrol.com
+1-385-212-3295